                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No.     )*


                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                          --------------------------
                        (Title of Class of Securities)


                                 05329 H 10 5
                                 ------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The Information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

  CUSIP NO. 05329 H 10 5             13G                      PAGE 2 OF 4 PAGES
---------------------------                                 --------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          RUDOLPH W. FREY

          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ###-##-####
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [ ]
                                                             (B) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U. S. CITIZEN
--------------------------------------------------------------------------------

                            5   SOLE VOTING POWER

                                665,250
                            ---------------------------------------------------
                            6   SHARED VOTING POWER
   NUMBER OF
    SHARES                      - 0 -
 BENEFICIALLY               ---------------------------------------------------
 OWNED BY EACH              7   SOLE DISPOSITIVE POWER
REPORTING PERSON
     WITH                       665,250
                            ---------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          665,250
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          NOT APPLICABLE.
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.8363%
--------------------------------------------------------------------------------

                                Page 2 of 5 Pages
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--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
ITEM 1.

(a)  Name of Issuer:          Autonomous Technologies Corporation

(b)  Address of Issuer's Principal Executive Offices:     520 N. Semoran Blvd.
                                                          Orlando, FL  32807

ITEM 2.

(a)  Name of Persons Filing:                         Rudolph W. Frey

(b)  Address of Principal Business Office:           520 N. Semoran Blvd.
                                                     Orlando, FL 32807

(c)  Citizenship/Place of Organization:              U. S. Citizen

(d)  Title of Class of Securities:                   Common Stock

(e)  CUSIP Number:                                   05329H 10 5


ITEM 3.     NOT APPLICABLE.

ITEM 4.     OWNERSHIP

(a)   AMOUNT BENEFICIALLY OWNED:                     665,250

(b)   Percent of Class:                              9.8363%

(c) For information on voting and dispositive power with respect to the above listed shares, see Items 5-8 of the Cover Page.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.    CERTIFICATION

The certification is not applicable. Rudolph W. Frey purchased the shares prior to the Company becoming a reporting company as

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described in the registration statement filed by the Company under the
Securities Act of 1933, as amended, effective as of May 1, 1996, file number 333-2068.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 1, 1997.



/s/Randy W. Frey
----------------
Rudolph W. Frey

                                Page 5 of 5 Pages